Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of our reports dated April 6, 2017, relating to the consolidated financial statements and schedule of Mitcham Industries, Inc., appearing in their Annual Report (Form 10-K) for the year ended January 31, 2019.

/s/ Hein & Associates LLP

Houston, Texas
September 5, 2019